Form 6342 (10-2015)

FIFTH AMENDMENT TO CREDIT AGREEMENT

This Fifth Amendment to Credit Agreement (“Amendment”) is made and entered into effective the 1st day of August, 2017, by and between Dakota Ethanol, L.L.C., a South Dakota limited liability company (hereinafter referred to as “Borrower”) and Farm Credit Services of America, FLCA and Farm Credit Services of America, PCA, (collectively “Lender”) to amend and modify the Credit Agreement dated May 15, 2013 (hereinafter referred to as the “Credit Agreement”). The Credit Agreement and underlying Loan Documents are modified only to the extent necessary to give effect to the terms of this Amendment, and the remaining terms of said Loan Documents, not otherwise inconsistent herewith, are ratified by the parties. Capitalized terms used but not otherwise defined herein have the respective meanings given to them in the Credit Agreement.

In consideration of the mutual agreements, provisions and covenants herein contained, and furthermore to induce Lender to consider financial accommodations for the Borrower under the terms and provisions of the Credit Agreement, the parties hereby agree as follows:

1.	The following definition under Article 1 of the Credit Agreement is hereby added as follows:

‘Working Capital’ shall mean current assets minus current liabilities (including all Advances under Loan Facility A as a current liability). For purposes of determining the current assets, any amount available under Loan Facility A (less the amount that would be considered a current liability under GAAP if fully advanced) hereto may be included as a current asset.

2.	Exhibit ‘B’ Compliance Certificate is hereby replaced with a new Compliance Certificate attached hereto.

3. Exhibit ‘C’ Borrowing Base Report is hereby replaced with a new Borrowing Base Report attached hereto.

4.	The following Sections are hereby amended as follows:

Section 2.1.1 Loan Facility A (304761-69993). Lender agrees to advance sums to Borrower up to the aggregate amount of $10,000,000.00 (Maximum Principal Balance) until November 1, 2019 (Final Advancement Date). Each Advance made will reduce the funds available for future advances by the amount of the Advance. Repayments of principal will be available for subsequent Advances. The commitment under said Loan will be used by Borrower to finance its working capital and operating needs. Borrower agrees not to request or use such proceeds for any other purpose.

(a) Interest. Borrower hereby promises to pay interest on the principal indebtedness outstanding from time to time on each Advance from and including the date of such Advance and otherwise in accordance with statements issued by Lender. Interest shall be payable on the following dates, provided that interest accruing at the Default Rate, if applicable, shall be payable on demand.

Said interest shall be payable on the 1st day of each month continuing on September 1, 2017 at the following rate.

Interest shall accrue from the date of each Advance at a variable rate per annum equivalent to the One Month LIBOR Rate, plus 3.00%. The interest rate will continue to adjust higher or lower on August 15, 2017, and on the 15th of every month thereafter to reflect any change in the One Month LIBOR Rate and this higher or lower rate will thereafter apply to the outstanding principal indebtedness and remain in effect until a different rate of interest is established. The amount of any subsequent payments will be increased or decreased accordingly to reflect the different rate of interest without in any manner changing the due date of the payments. There is no limitation on the amount of the change in the interest rate.

The One Month LIBOR Rate is the London InterBank Offered Rate based on the LIBOR rate published on the last Business Day of the month in the 'Money Rates' column of the Wall Street Journal, rounded to the nearest 0.05%, defined therein as 'the Intercontinental Exchange Benchmark Administration Ltd. (or any successor administrator) average of interbank offered rates for dollar deposits in the London market.' If this index is no longer available, the Lender will select a new index which is based upon comparable information.

(b) Principal. Borrower hereby promises to pay principal, plus all accrued interest and any unpaid fees, costs or expenses in full on November 1, 2019 ('Maturity Date').

Section 2.1.5 Loan Facility E (304761-075422). Lender agrees to advance sums to Borrower up to the aggregate amount of $8,000,000.00 (Maximum Principal Balance). Repayments of principal will not be available for subsequent Advances. The commitment under said Loan will be used by Borrower to partially fund a $10,000,000.00 distribution to Lake Area Corn Processors, LLC for investment in a greenfield ethanol facility located at or near Onida, South Dakota and Borrower agrees not to request or use such proceeds for any other purpose.

(a) Interest. Borrower hereby promises to pay interest on the principal indebtedness outstanding from time to time on each Advance from and including the date of such Advance and otherwise in accordance with statements issued by Lender. Interest shall be payable on the following dates, provided that interest accruing at the Default Rate, if applicable, shall be payable on demand.

Said interest shall be payable on the 1st day of each month commencing on September 1, 2017 at the following rate per annum.

Interest shall accrue from the date of each Advance at a variable rate per annum equivalent to the One Month LIBOR Rate, plus 3.25% until July 28, 2022, when interest shall accrue at a variable rate per annum equivalent to the 30-Day Discount Note Rate plus 3.50%. The One Month Libor Rate shall be adjusted higher or lower on August 15, 2017, and every month thereafter to reflect any change in the One Month LIBOR Rate and the 30-Day Discount Note Rate shall be adjusted higher or lower on the 15th of every month with any change in this rate. Any higher or lower rate will thereafter apply to the outstanding principal indebtedness and remain in effect until the different rate of interest becomes effective. The amount of any subsequent payments will be increased or decreased accordingly to reflect the different rate of interest without in any manner changing the due date of the payments. There is no limitation on the amount of the change in the interest rate.

The One Month LIBOR Rate is the London InterBank Offered Rate based on the LIBOR Rate published on the last Business Day of the month in the 'Money Rates' column of the Wall Street Journal, rounded to the nearest 0.05%, defined therein as 'the Intercontinental Exchange Benchmark Administration Ltd. (or any successor administrator) average of interbank offered rates for dollar deposits in the London market.' If this index is no longer available, the Lender will select a new index which is based upon comparable information.

The 30-Day Discount Note Rate is equal to the monthly average of bond-equivalent Federal Farm Credit Banks Funding Corporation 30-day discount note costs (for market days only) published on the Federal Farm Credit Banks Funding Corporation's web site found in the farm credit system, funding cost index, archive section at www.farmcreditfunding.com/ffcb_live/fundingCostIndex.html. The index changes monthly on the first Business Day of the month, using the previous month's average index. Existing loans tied to the 30-Day Discount Note index reprice on the 15th day of the month, using the previous month's average index.

(b) Principal. Borrower hereby promises to pay installments as follows: in 8 equal principal payments of $1,000,000.00 plus accrued interest commencing on August 1, 2018 and continuing annually on the 1st of August thereafter, up to and including August 1, 2025 (Maturity Date), when the entire unpaid principal, plus all accrued interest and any unpaid fees, costs or expense shall be due and payable in full.

Section 3.1 Lender Stock. Borrower agrees to own or purchase if necessary, such stock in Farm Credit Services of America, ACA as is required by Lender’s policies and bylaws. Borrower purchasing such stock shall do so by executing the Farm Credit Services of America, ACA Stock Purchase Agreement.

Section 6.10.3 Debt Service Coverage Ratio. Borrower agrees to maintain a Debt Service Coverage Ratio of 1.25:1:00, measured at fiscal year-end. “Debt Service Coverage Ratio” is defined as [net profit plus depreciation and amortization, minus gain (loss) on sale of fixed assets] divided by $2,500,000.00

Section 6.12 Borrowing Base. Borrower agrees to maintain a minimum Borrowing Base Margin in an amount equal to or greater than $0 ('Minimum Borrowing Base Margin'). Borrowing Base Margin shall mean the difference yielded after deducting the Borrowing Base Liabilities from the Borrowing Value of certain secured assets identified as Borrowing Base Assets included in and computed according to a Borrowing Base Report acceptable to Lender, an example of which is attached hereto as Exhibit C (Borrowing Base Report).

Borrower agrees to provide Lender with such Borrowing Base Report monthly (Reporting Period), or more often at the discretion of Lender, during the term of the Loan(s), commencing July 31, 2017. Notwithstanding the foregoing, Borrower will not be required to provide Lender a Borrowing Base Report for any December Reporting Period if there is no outstanding balance on Loan Facility A on the Report Date of that December Reporting Period. Said Borrowing Base Report shall be dated the last day of the Reporting Period (Report Date) and reflect true and accurate inventory and calculation of: Borrowing Base Assets; Borrowing Value; Borrowing Base Liabilities; and Borrowing Base Margin current through the end of the Reporting Period. Said Borrowing Base Report shall be completed by Borrower and provided to Lender no later than the 30th day following the Report Date, by ordinary mail or electronic transmission. No item shall be included in the Borrowing Base Report if such item is subject to any Lien, claim or security interest (other than that granted to Lender). Lender shall have the right, in its sole discretion, to adjust any values set forth in the Borrowing Base Report and such adjusted values will be the values for the determination of the Borrowing Base Margin.

Borrowing Base Assets shall mean those secured assets meeting the criteria to be listed as Borrowing Base Assets in the Borrowing Base Report.

Borrowing Value shall mean the total lending value based upon the designated advance rates of those assets listed as Borrowing Base Assets in the Borrowing Base Report.

Borrowing Base Liabilities shall mean the total of those liabilities listed as Borrowing Base Liabilities in the Borrowing Base Report.

If the Borrowing Base Margin is less than the Minimum Borrowing Base Margin for any Reporting Period, Borrower agrees to restore compliance with the Borrowing Base Margin within 30 days from the Report Date and that during said restoration period Lender may advance credit to Borrower as Lender may deem reasonable to protect its collateral. It is agreed that if Borrower cannot, or will not, reduce the total Borrowing Base Liabilities to an amount sufficient to restore compliance with the Minimum Borrowing Base Margin within said restoration period, Lender may deem said failure to be a material breach of this Agreement and an Event of Default.

The following section is hereby added to the Credit Agreement as follows.

2.3.8 Origination Fee. Borrower agrees to pay Lender a loan origination fee in the amount of $16,000.00 in connection with Loan Facility E, due upon execution of this Amendment.

Borrower hereby represents and warrants to the Lender that, after giving effect to this Amendment, (i) no Default or Event of Default exists under the Credit Agreement or any of the other Loan Documents and (ii) the representations and warranties set forth in the Credit Agreement are true and correct in all material respects as of the date hereof (except for those which expressly relate to an earlier date).

Borrower hereby ratifies the Credit Agreement as amended and acknowledges and reaffirms (i) that it is bound by all terms of the Credit Agreement applicable to it and (ii) that it is responsible for the observance and full performance of its respective obligations.

Borrower hereby certifies that the person(s) executing this Amendment on behalf of Borrower is/are duly authorized to execute such document on behalf of Borrower and that there have been no changes in the name, ownership, control, organizational documents, or legal status of the Borrower since the last application, loan, or loan servicing action; that all resolutions, powers and authorities remain in full force and effect, and that the information provided by Borrower is and remains true and correct.

This Amendment may be executed by the parties hereto in several counterparts, each of which shall be deemed to be an original and all of which shall constitute one and the same agreement. Delivery of executed counterparts of this Amendment by telecopy shall be effective as an original and shall constitute a representation that an original shall be delivered.

THIS AMENDMENT SHALL BE DEEMED TO BE A CONTRACT MADE UNDER AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEBRASKA. A CREDIT AGREEMENT MUST BE IN WRITING TO BE ENFORCEABLE UNDER NEBRASKA LAW. TO PROTECT YOU AND US FROM ANY MISUNDERSTANDINGS OR DISAPPOINTMENTS, ANY CONTRACT, PROMISE, UNDERTAKING OR OFFER TO FOREBEAR REPAYMENT OF MONEY OR TO MAKE ANY OTHER FINANCIAL ACCOMMODATION IN CONNECTION WITH THIS AMENDMENT MUST BE IN WRITING TO BE EFFECTIVE.

This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

IN WITNESS WHEREOF, the parties hereto have set their hand effective the day and year first above written.

BORROWER:
Dakota Ethanol, L.L.C.,
a South Dakota limited liability company

By: /s/ Scott Mundt
Scott Mundt, Chief Executive Officer

Address for Notice: P.O. Box 100, Wentworth, South Dakota 57075

LENDER:

Farm Credit Services of America, FLCA
Farm Credit Services of America, PCA

By: /s/ Rachel A. Rehder

Name:     Rachel A. Rehder

Title: VP Agribusiness Credits Opr.

Schedule 7.8
Indebtedness

Term debt to creditors not to exceed $1,000,000.00 in the aggregate that is either secured by a lien subordinated to Lender or a lien position acceptable to Lender.

Operating and capital leases with annual payments not to exceed $500,000.00 in the aggregate with additional allowance for rail car lease commitments.

Exhibit ‘B’
Compliance Certificate

Exhibit ‘C’
Borrowing Base Report

Exhibit ‘C’ continued
Borrowing Base Report Definitions